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                                                                    Exhibit 8.1

         [Letterhead of Paul, Weiss, Rifkind, Wharton & Garrison LLP]

February         , 2003

Carnival Corporation
3655 N.W. 87th Avenue
Miami, Florida 33178-2428
Ladies and Gentlemen:

We have acted as United States federal income tax counsel for Carnival Corporation (the "Company") in connection with the proposed dual listed company ("DLC") transaction by and among the Company and P&O Princess Cruises plc ("P&O Princess").

We are rendering this opinion in connection with the Registration Statement on Form S-4/F-4 (the "Registration Statement") dated as of [.], filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act and the rules and regulations of the Commission promulgated thereunder, in which shareholders of the Company are being asked to approve the Offer and Implementation Agreement and related transactions required to effect the DLC transaction. Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Registration Statement.

In rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements and other documents as we have deemed relevant and necessary and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In our examination, we have assumed, without independent verification, (i) the authenticity of original documents; (ii) the accuracy of copies and the genuineness of signatures; (iii) that each such agreement represents the valid and binding obligation of the respective parties thereto, is enforceable in accordance with its respective terms and represents the entire agreement between the parties with respect to the subject matter thereof; (iv) the parties to each agreement have compiled, and will comply, with all of their respective covenants, agreements and undertakings contained therein; and (v) the transactions provided for by each agreement were and will be carried out in accordance with their terms.

The opinion set forth below is limited to the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, proposed, temporary and final Treasury Regulations and other applicable authorities, all as in effect on the date hereof. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any such change could materially affect the continuing validity of the opinion set forth below.

The opinion set forth herein has no binding effect on the United States Internal Revenue Service (the "IRS") or the courts of the United States. No assurance can be given that, if the matter were contested, a court would agree with the opinion set forth herein.

We hereby confirm that the discussion set forth under the caption "The Combined Group - Taxation of Carnival Shareholders" in the Registration Statement is our opinion; provided, however, that because we have no expertise with respect to the valuation of any voting and equalization rights that the IRS may assert have been received by shareholders of the Company upon implementation of the DLC transaction, we express no opinion with respect to any statements in the aforementioned discussion regarding the valuation of any such rights. With your consent, our opinion assumes, based on the Company's belief, that such voting and equalization rights, if any, received by shareholders are expected to have only nominal value. Moreover, such discussion does not purport to discuss all United States federal income tax consequences that may be applicable to a U.S. Carnival shareholder and is limited to those United States federal income tax consequences specifically discussed therein and subject to the qualifications set forth therein.

In giving the foregoing opinion, we express no opinion other than as to the federal income tax laws of the United States of America.

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Furthermore, in rendering our opinion, we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this opinion exclusively on those facts that have been provided to us by you and your agents, which we assume have been, and will continue to be, true.

We are furnishing this letter in our capacity as United States federal income tax counsel to the Company. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. The issuance of such a consent does not concede that we are an "expert" for purposes of the Securities Act.

Very truly yours,

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP